EXHIBIT 99.1

                                            FOR:   Consolidated Graphics, Inc.

                                    APPROVED BY:   Ronald E. Hale, Jr.
                                                   Vice President & Treasurer
                                                   (713) 529-4200

                                        CONTACT:   Betsy Brod/Nancy Healy
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

                       CONSOLIDATED GRAPHICS, INC. ANNOUNCES
                           NEW EXECUTIVE MANAGEMENT TEAM

     HOUSTON, TEXAS - September 29, 1997 -- Consolidated Graphics, Inc. (NYSE/CGX) announced today the following new executive vice president positions-changes made necessary by the Company's rapid growth and plans for continued expansion:

               G. Christopher Colville       Mergers & Acquisitions
               Harold E. Gaubert, Jr.        Finance & Administration
               Scott L. Fordham              Operations
               Dennis L. Rampe               Operations

     Commenting on the changes, Joe R. Davis, Chairman and Chief Executive Officer said: "These changes put in place the management infrastructure needed to continue our growth. Chris Colville will now focus exclusively on acquisitions due to the increased momentum of our acquisition program and the number of printing companies with which we are actively negotiating. Adding Harold Gaubert as Executive Vice President - Finance & Administration, strengthens our financial group and enables us to commit greater resources to our acquisition program."

     Davis added, "Naming Scott Fordham and Dennis Rampe to the position of Executive Vice President - Operations, formalizes their leadership positions within our organization. Scott Fordham, President of Chas. P. Young Company in Houston and Dennis Rampe, President of Precision Litho in San Diego, will continue in their current roles, leading two of our operating companies. In their new capacity, they will work closely with certain of our other company presidents on ways to better serve customers, improve operations and further increase profitability."

     Of the four individuals named as executive vice presidents, only Harold Gaubert is new to the company. Mr. Gaubert brings 25 years of financial experience, which includes serving as Vice President, Chief Financial Officer and Treasurer of a New York Stock Exchange company as well as experience with a national public accounting firm.

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale.

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